Exhibit 10.20

AMENDMENT TO CONTRACT OF SALE

This Amendment to Contract of Sale (this “Amendment”) is entered into as of this 30th day of November, 2011, between 15250 Sonoma Drive Fee Owner, LLC, a Delaware limited liability company (“Seller”), and Churchill Forge, Inc., a Massachusetts corporation (“Purchaser”).

RECITALS

A.            Seller and Purchaser entered into that certain Contract of Sale dated effective as of November 21, 2011 (the “Agreement”).

B.            Seller and Purchaser desire to amend the Agreement as more particularly set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Capitalized terms which are not defined in this Amendment shall have the same meaning as defined in the Agreement.

2.             Feasibility Period.  The first sentence of Section 5(a) is hereby deleted in its entirety and replaced with the following:

“Buyer is granted the right to conduct engineering and/or market and economic feasibility studies of the Property and a physical inspection of the Property, including studies or inspections to determine the existence of any environmental hazards or conditions (collectively, the “Feasibility Study”) during the period (the “Feasibility Period”) commencing on the Effective Date and ending at 5:00 p.m., Central Standard Time, on December 7, 2011.”

3.             Title and Survey Review and Approval.  Section 6(a) is hereby deleted in its entirety and replaced with the following:

“Buyer acknowledges that Seller has delivered to Buyer (i) a Commitment for Title Insurance from the Title Company with copies of all recorded instruments affecting the Property and recited as exceptions in said Commitment for Title Insurance (collectively, the “Commitment”) and (ii) a current survey (or an update of an existing survey) (the “Survey”) of the Property made on the ground by a registered professional land surveyor which conforms to the requirements of an ALTA land title survey according to the latest promulgated standards of the ALTA/ACSM Minimum Standard Detail Requirements.  If Buyer has an objection to items disclosed in the Commitment or Survey, Buyer will have until December 9, 2011 to give Seller written notice of its objections.  If Buyer gives timely written notice of its objections, Seller shall have the opportunity, but not an obligation, to cure the same on or before December 14, 2011.  Seller will utilize reasonable diligence to cure any errors in the Commitment, provided

Seller shall have no obligation to expend any money, to incur any contractual or other obligations, or to institute any litigation in pursuing such efforts except that Seller will be required to satisfy any mortgages or monetary liens encumbering the Property at Closing.  If any objection is not satisfied within such time period, Buyer will elect on or before December 16, 2011, as its sole and exclusive remedy to either (i) terminate this Contract, in which case the Earnest Money will be refunded to Buyer, and neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations which survive termination, or (ii) waive the unsatisfied objection (which will thereupon become a Permitted Exception) and proceed to Closing.  Any exception to title and/or survey not objected to by Buyer in the manner and within the time period specified in this Section 6 will be deemed accepted by Buyer.  The phrase “Permitted Exceptions” shall mean those exceptions to title set forth in the Commitment or Survey and which have been accepted or deemed accepted by Buyer.”

4.             Reaffirmation.  Except as modified by this Amendment, the Agreement is hereby ratified and confirmed and in full force and effect.  In the event of a conflict between the terms of this Amendment and the Purchase Agreement, the terms of this Amendment shall control.

5.             Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together will constitute one and the same Amendment, and the signature page of any counterpart may be removed therefrom and attached to any other counterpart.  For the purposes of this Amendment, an executed counterpart copy of this Amendment delivered via facsimile or e-mail shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

SELLER:

15250 SONOMA DRIVE FEE OWNER, LLC,
a Delaware limited liability company

By:	15250 Sonoma Drive, LLC, a Delaware limited liability company, its Sole Member

	By:	Behringer Harvard Palms of Monterrey, LLC, a Delaware limited liability company, its Managing Member

		By:	/s/ James D. Fant
Name:
Title:

PURCHASER:

CHURCHILL FORGE, INC.,
a Massachusetts corporation

By:	/s/ David M. Frieze
Name:
Title: